Exhibit 99.1

Arcellx Appoints Olivia Ware to its Board of Directors

— Replaces Lewis T. “Rusty” Williams, M.D. on Board of Directors —

FOSTER CITY, Calif., May 16, 2022 /PRNewswire/ — Arcellx, Inc. (NASDAQ: ACLX), a biotechnology company reimagining cell therapy through the development of innovative immunotherapies for patients with cancer and other incurable diseases, today announced the appointment of Olivia Ware to its Board of Directors. Ms. Ware, a successful executive, brings a wealth of knowledge from her more than 20 years of experience in biotech and pharmaceutical drug development, commercialization, and healthcare management.

“On behalf of our entire Board, I’d like to thank Rusty for his many contributions to Arcellx as both a private and publicly traded biotech company. I’ve personally appreciated Rusty’s leadership and guidance and wish him all the best as he focuses on building his new company,” said Rami Elghandour, Arcellx’s Chairman and Chief Executive Officer. “Olivia’s deep industry and commercialization expertise will be an invaluable addition to the existing depth of experience on our Board. Olivia was an instrumental player for the launch of several of the world’s largest revenue producing oncology drugs, including Rituxan®, Herceptin®, and Avastin®. This experience will allow her to provide strategic guidance as we plan to initiate a Phase 2 pivotal study for our CART-ddBCMA program for the treatment of patients with relapsed or refractory multiple myeloma and focus on delivering our novel cell therapy to patients as quickly as possible. We are excited to welcome someone of Olivia’s caliber to our Board and look forward to her contributions as we advance our novel platform through the clinic and maximize the value of our D-Domain technology.”

“This is an exciting time to join the Arcellx Board. Arcellx’s lead product candidate, CART-ddBCMA has the potential to be a meaningful treatment option for patients diagnosed with multiple myeloma, an incurable disease,” said Olivia Ware. “My passion and track record launching and building blockbuster drug franchises, comes from my dedication to serving the needs of patients, their families and the physicians who treat them. I look forward to serving on the Board and providing my drug development and commercialization expertise as the company continues to progress its lead product candidate and development pipeline in support of its mission of reimagining cell therapy.”

Most recently, Ms. Ware served as Senior Vice President, BTK Franchise at Principia Biopharma which was acquired by Sanofi in 2020. Prior to that, she was the Senior Vice President for commercial activities at Proteus Digital Health, Inc., a marketing and strategy consultant, and Chief Commercial Officer at CytRx Corporation. Ms. Ware served in a variety of roles of increasing responsibility at Genentech in sales and marketing, managed care, and leading global cross-functional teams. She currently serves on the public boards of Revance Therapeutics, Inc. and Ambrx, Inc. Ms. Ware holds an M.B.A. in Finance and Marketing from the University of North Carolina, Chapel Hill, and an A.B. from Davidson College.

Ms. Ware replaces Lewis T. “Rusty” Williams, M.D., co-founder, chairman and chief executive officer of Walking Fish Therapeutics, who has served on Arcellx’s Board of Directors since 2019.

“It has been an amazing opportunity to be part of Arcellx’s growth as it transitioned from a preclinical, private company, to a late-stage publicly traded company,” said Dr. Williams. “I look forward to following Arcellx’s progress as they continue their path toward helping patients.”

About Arcellx, Inc.

Arcellx, Inc. is a clinical-stage biotechnology company reimagining cell therapy by engineering innovative immunotherapies for patients with cancer and other incurable diseases. Arcellx believes that cell therapies are one of the forward pillars of medicine and Arcellx’s mission is to advance humanity by developing cell therapies that are safer, more effective, and more broadly accessible. Arcellx’s lead product candidate, CART-ddBCMA, is being developed for the treatment of relapsed or refractory multiple myeloma (r/r MM) in an ongoing Phase 1 study. CART-ddBCMA has been granted Fast Track, Orphan Drug, and Regenerative Medicine Advanced Therapy designations by the U.S. Food and Drug Administration.

Arcellx is also advancing its dosable and controllable CAR-T therapy, ARC-SparX, through two programs: a Phase 1 study of ACLX-001 for r/r MM, initiated in the second quarter of 2022; and ACLX-002 in relapsed or refractory acute myeloid leukemia and high-risk myelodysplastic syndrome, expected to enter the clinic in the second half of 2022.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this press release that are not purely historical are forward-looking statements, including Arcellx’s expectations regarding the timing of clinical trials for its product candidates and the potential of its product candidates. The forward-looking statements contained herein are based upon Arcellx’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. These forward-looking statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, including those set forth in Part II, Item 1A (Risk Factors) of Arcellx’s Quarterly Report on Form 10-Q and in other reports that Arcellx may file from time to time with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this press release, and Arcellx assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Myesha Lacy

Arcellx, Inc.

ir@arcellx.com

510-418-2412

Media Contact

Andrea Cohen

Sam Brown Inc.

andreacohen@sambrown.com

917-209-7163